Exhibit 99.1

WEX Inc. Reports Second Quarter 2022 Financial Results

2Q revenue increased 30% year-over-year to a record $598 million

2Q GAAP net income per share increased to $0.76 per diluted share; 2Q adjusted net income per share increased 61% year-over-year to $3.71 per diluted share

2Q GAAP operating income margin of 28.6% and adjusted operating income margin of 42.3%

Total purchase volume increased 77% year-over-year to $37 billion

Raises full-year 2022 financial guidance

PORTLAND, Maine--(BUSINESS WIRE)--July 28, 2022--WEX (NYSE: WEX), the global commerce platform that simplifies the business of running a business, today reported financial results for the three and six months ended June 30, 2022.

“I am pleased to report that in the second quarter, we once again delivered record revenue and adjusted net income per share, driven by strong volume trends across the Company and favorable fuel prices,” said Melissa Smith, WEX’s Chair and Chief Executive Officer.

Ms. Smith added, “I'm proud of this performance, and it is a testament to our team's continued hard work that our results exceeded our high expectations. I believe we are well positioned as we continue to expand and diversify our offerings that businesses rely upon. We are also making targeted investments, which we believe will further solidify our market leadership position, accelerate our strategy, and enhance our speed to market.”

Second Quarter 2022 Financial Results

Total revenue for the second quarter of 2022 increased 30% to $598.2 million from $459.5 million for the second quarter of 2021. The revenue increase in the quarter includes a $64.2 million favorable impact from fuel prices and spreads and an $8.4 million negative impact from foreign exchange rates.

Net income attributable to shareholders on a GAAP basis increased by $68.0 million to net income of $34.1 million, or $0.76 per diluted share for the second quarter of 2022, compared with a net loss of $33.9 million, or $(0.76) per diluted share, for the second quarter of 2021. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $169.4 million for the second quarter of 2022, or $3.71 per diluted share, up 61% per diluted share from $104.9 million or $2.31 per diluted share for the same period last year. GAAP operating income margin was 28.6%. Adjusted operating income margin was 42.3% in the second quarter of 2022 compared to 36.3% in the prior year. See Exhibit 5 for information on the calculation of adjusted operating income margin. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders, adjusted net income attributable to shareholders per diluted share and adjusted operating income to the most directly comparable GAAP financial measures.

Second Quarter 2022 Performance Metrics

  Total volume across the Company totaled $56.6 billion, an increase of 60% from the second quarter of 2021.
  Fleet Solutions segment payment processing transactions increased 10% from the second quarter of 2021 to 143.2 million.
  Average number of vehicles serviced was approximately 17.5 million, an increase of 8% from the second quarter of 2021.
  Health and Employee Benefit Solutions' average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 7% to 17.6 million from 16.4 million in the second quarter of 2021.
  Travel and Corporate Solutions' segment purchase volume grew 96% to $17.1 billion from $8.7 billion in the second quarter of 2021.
  During Q2 the company purchased approximately 520,000 shares of its stock for a total cost of approximately $81 million.

“Building on the momentum we had after the first quarter, we delivered a record-breaking second quarter in terms of both revenue and adjusted earnings by a wide margin,” said Jagtar Narula, WEX’s Chief Financial Officer. “I’m pleased to share that we are raising our full year guidance, while simultaneously making targeted investments in specific areas of strategic focus, including cross-sell, additional enhancements to our technology, product innovation including EV’s and process simplification.”

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and the indeterminate amount of certain elements that are included in reported GAAP earnings.

  For the third quarter of 2022, the Company expects revenue in the range of $580 million to $590 million and adjusted net income in the range of $152 million to $156 million, or $3.35 to $3.45 per diluted share.
  For the full year 2022, the Company now expects revenue in the range of $2.250 billion to $2.280 billion, up from the prior guidance range of $2.155 billion to $2.195 billion. Adjusted net income is now expected to be in the range of $592 million to $603 million, or $13.05 to $13.30 per diluted share, an increase from the prior guidance range of $569 million to $588 million, or $12.40 to $12.80 per diluted share.

Third quarter and full year 2022 guidance is based on an assumed average U.S. retail fuel prices of $4.50 and $4.36 per gallon, respectively. The fuel prices referenced above are based on the applicable NYMEX futures price from the week of July 18, 2022. Our guidance assumes approximately 46.5 million fully diluted shares outstanding for the full year.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, changes in fair value of contingent consideration, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring and debt issuance cost amortization, adjustments attributable to our non-controlling interests and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including, but not limited to, foreign currency exchange rates, unrealized gains and losses on financial instruments, and acquisition and divestiture related items, which may have a significant impact on our financial results.

Additional Information

Management uses the non-GAAP measures presented within this earnings release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this earnings release in: Exhibit 1, reconciliations of non-GAAP measures referenced in this earnings release; in Exhibit 2, tables illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three and six months ended June 30, 2022; and in Exhibit 3, a table of selected non-financial metrics for the quarter ended June 30, 2022 and the four preceding quarters. The Company is also providing segment revenue for the three and six months ended June 30, 2022 and 2021 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, July 28, 2022, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed along with the accompanying slides at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing (888) 510-2008 or (646) 960-0306. The Conference ID number is 2237921. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

WEX (NYSE: WEX) is the global commerce platform that simplifies the business of running a business. WEX has created a powerful ecosystem that offers seamlessly embedded, personalized solutions for its customers around the world. Through its rich data and specialized expertise in simplifying benefits, reimagining mobility and paying and getting paid, WEX aims to make it easy for companies to overcome complexity and reach their full potential. For more information, please visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding: assumptions underlying the Company's future financial performance; future operations; future growth opportunities and expectations; expectations for future revenue performance; expectations for the macro environment; assumptions regarding future fuel prices; assumptions regarding Fleet credit loss; assumptions regarding our income tax rate; assumptions regarding the number of fully diluted shares outstanding; and expectations for volumes. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions, including a decline in demand for fuel, travel related services, or healthcare related services, and payment and transaction processing activity; the impact of fluctuations in fuel prices and fuel spreads, including the resulting impact on the Company’s revenues and net income; the failure to maintain or renew key customer and partner agreements and relationships, or to maintain volumes under such agreements; breaches of, or other issues with, the Company’s technology systems or those of its third-party service providers and any resulting negative impact on its reputation, liabilities or relationships with customers or merchants; the actions of regulatory bodies, including banking and securities regulators, and the Company’s and its industrial bank’s responses thereto, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the failure to comply with the applicable requirements of MasterCard or Visa contracts and rules; the extent to which the COVID-19 pandemic, including the emergence of new variants, and measures taken in response thereto impact the Company’s employees, business, results of operations and financial condition in excess of current expectations, particularly with respect to demand for worldwide travel; the impact and size of credit losses, including losses attributable to fraud; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; changes in interest rates and the rate of inflation; the ability to attract and retain employees; limitations on or compression of interchange fees; the effects of the Company’s business expansion and acquisition efforts; the failure of corporate investments to result in anticipated strategic value; the failure to comply with the Treasury Regulations applicable to non-bank custodians; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to complete or successfully integrate the Company’s acquisitions or to realize anticipated synergies and cost savings from such acquisitions; unexpected costs, charges, or expenses resulting from an acquired company or business; the impact of changes to the Company’s credit standards; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; the impact of the Company’s debt instruments on the Company’s operations; the impact of leverage on the Company’s operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the impact of sales or dispositions of significant amounts of the Company’s outstanding common stock into the public market, or the perception that such sales or dispositions could occur; the possible dilution to the Company’s stockholders caused by the issuance of additional shares of common stock or equity-linked securities, whether as result of the Company’s convertible notes or otherwise; the impact of the transition from LIBOR as a global benchmark to a replacement rate; the incurrence of impairment charges if the Company’s assessment of the fair value of certain of its reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of the Company’s Annual Report of Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on March 1, 2022. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenues
Payment processing revenue	$312,305	$213,426	$551,783	$401,815
Account servicing revenue	137,638	132,997	277,579	251,620
Finance fee revenue	85,310	59,499	163,892	111,652
Other revenue	62,984	53,561	122,518	105,153
Total revenues	598,237	459,483	1,115,772	870,240
Cost of services
Processing costs	137,435	116,208	269,942	225,970
Service fees	14,856	13,759	30,606	24,905
Provision for credit losses	42,186	12,962	67,826	18,021
Operating interest	3,197	2,271	5,497	4,895
Depreciation and amortization	26,633	26,451	52,635	55,645
Total cost of services	224,307	171,651	426,506	329,436
General and administrative	83,482	79,543	162,145	165,974
Sales and marketing	80,440	85,605	154,385	163,952
Depreciation and amortization	38,877	40,406	79,331	78,059
Operating income	171,131	82,278	293,405	132,819
Financing interest expense	(31,820)	(32,473)	(61,509)	(65,757)
Change in fair value of contingent consideration	(88,200)	(47,700)	(104,800)	(47,700)
Net foreign currency (loss) gain	(19,408)	1,342	(14,402)	(1,413)
Net unrealized gain on financial instruments	16,894	6,013	66,721	13,046
Income before income taxes	48,597	9,460	179,415	30,995
Income tax expense (benefit)	14,468	(746)	56,500	(2,416)
Net income	34,129	10,206	122,915	33,411
Less: Net income from non-controlling interests	—	239	268	965
Net income attributable to WEX Inc.	$34,129	$9,967	$122,647	$32,446
Change in value of redeemable non-controlling interest	—	(43,823)	34,245	(68,867)
Net income (loss) attributable to shareholders	$34,129	$(33,856)	$156,892	$(36,421)

Net income (loss) attributable to shareholders per share:
Basic	$0.76	$(0.76)	$3.50	$(0.82)
Diluted	$0.76	$(0.76)	$3.47	$(0.82)
Weighted average common shares outstanding:
Basic	44,790	44,788	44,851	44,566
Diluted	45,077	44,788	45,211	44,566

WEX INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$438,754	$588,923
Restricted cash	815,496	667,915
Accounts receivable	4,444,958	2,891,242
Investment securities	1,442,416	948,677
Securitized accounts receivable, restricted	171,415	125,186
Prepaid expenses and other current assets	112,995	77,569
Total current assets	7,426,034	5,299,512
Property, equipment and capitalized software	180,954	179,531
Goodwill and other intangible assets	4,428,374	4,551,353
Investment securities	37,253	39,650
Deferred income taxes, net	7,010	5,635
Other assets	243,296	231,147
Total assets	$12,322,921	$10,306,828
Liabilities and Stockholders’ Equity
Accounts payable	$1,958,545	$1,021,911
Accrued expenses	529,865	476,971
Restricted cash payable	815,520	668,014
Short-term deposits	2,885,727	2,026,420
Short-term debt, net	175,834	155,769
Other current liabilities	33,387	50,614
Total current liabilities	6,398,878	4,399,699
Long-term debt, net	2,761,531	2,695,365
Long-term deposits	588,932	652,214
Deferred income taxes, net	181,448	192,965
Other liabilities	575,765	273,706
Total liabilities	10,506,554	8,213,949

Redeemable non-controlling interest	—	254,106
Stockholders’ Equity
Total stockholders’ equity	1,816,367	1,838,773
Total liabilities and stockholders’ equity	$12,322,921	$10,306,828

Exhibit 1
Reconciliation of Non-GAAP Measures (in thousands, except per share data) (unaudited)
Reconciliation of GAAP Net Income (Loss) Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders

	Three Months Ended June 30,
	2022		2021
		per diluted share		per diluted share
Net income (loss) attributable to shareholders	$34,129	$0.76	$(33,856)	$(0.76)
Unrealized gain on financial instruments	(16,894)	(0.37)	(6,013)	(0.13)
Net foreign currency loss (gain)	19,408	0.43	(1,342)	(0.03)
Change in fair value of contingent consideration	88,200	1.96	47,700	1.07
Acquisition–related intangible amortization	42,538	0.94	45,294	1.01
Other acquisition and divestiture related items	6,461	0.14	10,690	0.24
Stock–based compensation	25,267	0.56	21,662	0.48
Other costs	7,926	0.18	1,705	0.04
Debt restructuring and debt issuance cost amortization	4,694	0.10	11,461	0.26
ANI adjustments attributable to non–controlling interests	—	—	43,206	0.96
Tax related items	(42,348)	(0.94)	(35,613)	(0.80)
Dilutive impact of stock awards[1]	—	—	—	(0.03)
Dilutive impact of convertible debt [2]	—	(0.05)	—	—
Adjusted net income attributable to shareholders	$169,381	$3.71	$104,894	$2.31

	Six Months Ended June 30,
	2022		2021
		per diluted share		per diluted share
Net income (loss) attributable to shareholders	$156,892	$3.47	$(36,421)	$(0.82)
Unrealized gain on financial instruments	(66,721)	(1.48)	(13,046)	(0.29)
Net foreign currency loss	14,402	0.32	1,413	0.03
Change in fair value of contingent consideration	104,800	2.32	47,700	1.07
Acquisition–related intangible amortization	85,257	1.89	87,748	1.97
Other acquisition and divestiture related items	11,001	0.24	25,486	0.57
Stock–based compensation	50,487	1.12	40,605	0.91
Other costs	16,105	0.36	13,942	0.31
Debt restructuring and debt issuance cost amortization	7,973	0.18	16,553	0.37
ANI adjustments attributable to non–controlling interests	(34,587)	(0.77)	67,006	1.50
Tax related items	(45,173)	(1.00)	(64,818)	(1.45)
Dilutive impact of stock awards[1]	—	—	—	(0.07)
Dilutive impact of convertible debt [2]	—	(0.06)	—	—
Adjusted net income attributable to shareholders	$300,436	$6.59	$186,168	$4.10

1 As the Company reported a net loss for the three and six months ended June 30, 2021 under U.S. Generally Accepted Accounting Principles (“GAAP”), the diluted weighted average shares outstanding equals the basic weighted average shares outstanding for those periods. The non-GAAP adjustments described above resulted in adjusted net income attributable to shareholders (versus a loss on a GAAP basis) for the three and six months ended June 30, 2021. Therefore, dilutive common stock equivalents have been included in the calculation of adjusted diluted weighted average shares outstanding to arrive at adjusted per share data.

2 During the three and six months ended June 30, 2022, the dilutive impact of convertible notes has been calculated under the 'if-converted' method in accordance with GAAP. Under such method, $3.8 million and $7.6 million of interest expense associated with our convertible notes, net of tax, was added back to adjusted net income for the three and six months ended June 30, 2022, respectively, and approximately 1.6 million shares of the Company’s common stock associated with the assumed conversion of the convertible notes as of the beginning of the periods were included in the calculation of adjusted net income per diluted share, as the effect of including such adjustments was dilutive.

Reconciliation of GAAP Operating Income to Total Segment Adjusted Operating Income and Adjusted Operating Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating income	$171,131	$82,278	$293,405	$132,819
Unallocated corporate expenses	18,986	17,174	39,997	33,383
Acquisition-related intangible amortization	42,538	45,294	85,257	87,748
Other acquisition and divestiture related items	6,461	10,690	11,001	25,486
Stock-based compensation	25,267	21,662	50,487	40,605
Other costs	7,926	1,705	16,105	13,942
Debt restructuring costs	(17)	5,299	(29)	5,936
Total segment adjusted operating income	$272,292	$184,102	$496,223	$339,919
Unallocated corporate expenses	(18,986)	(17,174)	(39,997)	(33,383)
Adjusted operating income	$253,306	$166,928	$456,226	$306,536

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, changes in fair value of contingent consideration, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring and debt issuance cost amortization, adjustments attributable to our non-controlling interests and certain tax related items.

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs and debt restructuring costs. Total segment adjusted operating income incorporates these same adjustments and further excludes unallocated corporate expenses.

Although adjusted net income, adjusted operating income and total segment adjusted operating income are not calculated in accordance with GAAP, these non-GAAP measures are integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers these measures integral because they exclude the above specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments. Additionally, the non-cash mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The change in fair value of contingent consideration, which is related to the acquisition of certain contractual rights to serve as custodian or sub-custodian to health savings accounts, is dependent upon changes in future interest rate assumptions and has no significant impact on the ongoing operations of the Company. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration-related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses on divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  We exclude certain other costs when evaluating our continuing business performance when such items are not consistently occurring and do not reflect expected future operating expense, nor provide insight into the fundamentals of current or past operations of our business. These include costs related to certain identified initiatives (including technology initiatives) to further streamline the business, improve the Company's efficiency, create synergies and globalize the Company's operations, all with an objective to improve scale and efficiency and increase profitability going forward. For the six months ended June 30, 2021, other costs additionally include a penalty incurred on a vendor contract termination.
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.
  The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.

For the same reasons, WEX believes that adjusted net income, adjusted operating income and total segment adjusted operating income may also be useful to investors when evaluating the Company's performance. However, because adjusted net income, adjusted operating income and total segment adjusted operating income are non-GAAP measures, they should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income, adjusted operating income and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

Exhibit 2 Impact of Certain Macro Factors on Reported Revenue and Adjusted Net Income (in thousands, except per share data) (unaudited)
The tables below show the impact of certain macro factors on reported revenue:

	Segment Revenue Results
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended June 30,
	2022	2021	2022	2021	2022	2021	2022	2021
Reported revenue	$379,223	$274,388	$100,410	$81,762	$118,604	$103,333	$598,237	$459,483
FX impact (favorable) / unfavorable	$4,849	$—	$3,565	$—	$—	$—	$8,414	$—
PPG impact (favorable) / unfavorable	$(64,203)	$—	$—	$—	$—	$—	$(64,203)	$—

	Segment Revenue Results
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Six Months Ended June 30,
	2022	2021	2022	2021	2022	2021	2022	2021
Reported revenue	698,362	518,225	177,661	152,404	239,749	199,611	$1,115,772	$870,240
FX impact (favorable) / unfavorable	$6,933	$—	$4,259	$—	$—	$—	$11,192	$—
PPG impact (favorable) / unfavorable	$(105,342)	$—	$—	$—	$—	$—	$(105,342)	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenue derived from acquisitions for one year following the acquisition date.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenue derived from acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on Adjusted Net Income:

	Segment Estimated Adjusted Net Income Impact
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended June 30,
	2022	2021	2022	2021	2022	2021
FX impact (favorable) / unfavorable	$2,081	$—	$2,529	$—	$16	$—
PPG impact (favorable) / unfavorable	$(40,347)	$—	$—	$—	$—	$—

	Segment Estimated Adjusted Net Income Impact
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Six months ended June 30,
	2022	2021	2022	2021	2022	2021
FX impact (favorable) / unfavorable	$2,895	$—	$2,550	$—	$24	$—
PPG impact (favorable) / unfavorable	$(66,065)	$—	$—	$—	$—	$—

To determine the estimated adjusted net income impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from acquisitions for one year following the acquisition date.

To determine the estimated adjusted net income impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

Exhibit 3 Selected Non-Financial Metrics (unaudited)
	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
Fleet Solutions:
Payment processing transactions (000s) (1)	143,163	132,663	132,894	134,029	130,104
Payment processing gallons of fuel (000s) (2)	3,690,875	3,549,562	3,569,979	3,576,781	3,483,695
Average US fuel price (US$ / gallon)	$4.98	$3.95	$3.42	$3.23	$3.04
Payment processing $ of fuel (000s) (3)	$18,639,733	$14,390,257	$12,600,745	$11,907,220	$10,995,418
Net payment processing rate (4)	1.09%	1.06%	1.16%	1.09%	1.15%
Payment processing revenue (000s)	$202,359	$151,906	$146,333	$130,006	$126,450
Net late fee rate (5)	0.38%	0.44%	0.48%	0.45%	0.41%
Late fee revenue (000s) (6)	$70,830	$63,110	$60,101	$53,104	$45,235
Travel and Corporate Solutions:
Purchase volume (000s) (7)	$17,119,962	$11,809,450	$10,916,015	$12,799,555	$8,736,019
Net interchange rate (8)	0.52%	0.55%	0.63%	0.62%	0.78%
Payment solutions processing revenue (000s)	$88,608	$65,075	$68,747	$79,815	$68,282
Health and Employee Benefit Solutions:
Purchase volume (000s) (9)	$1,514,004	$1,630,218	$1,146,436	$1,173,913	$1,311,131
Average number of SaaS accounts (000s) (10)	17,572	17,847	16,222	16,912	16,380

Definitions and explanations:

(1) Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

(2) Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

(3) Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

(4) Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

(5) Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.

(6) Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.

(7) Purchase volume represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.

(8) Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

(9) Purchase volume in the Health and Employee Benefit Solutions segment represents the total US dollar value of all transactions where interchange is earned by WEX.

(10) Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platforms in the United States.

Exhibit 4 Segment Revenue Information (in thousands) (unaudited)

	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
Fleet Solutions	2022	2021	Amount	Percent	2022	2021	Amount	Percent
Revenues
Payment processing revenue	$202,359	$126,450	$75,909	60%	$354,265	$237,026	$117,239	49%
Account servicing revenue	43,860	42,293	1,567	4%	86,303	82,284	4,019	5%
Finance fee revenue	85,067	59,258	25,809	44%	163,472	111,098	52,374	47%
Other revenue	47,937	46,387	1,550	3%	94,322	87,817	6,505	7%
Total revenues	$379,223	$274,388	$104,835	38%	$698,362	$518,225	$180,137	35%

	Three months ended June 30,		Increase (decrease)			Six months ended June 30,		Increase (decrease)
Travel and Corporate Solutions	2022	2021	Amount	Percent		2022	2021	Amount	Percent
Revenues
Payment processing revenue	$88,608	$68,282	$20,326	30%		$153,683	$125,530	$28,153	22%
Account servicing revenue	10,400	11,222	(822)	(7	) %	21,158	21,909	(751)	(3	) %
Finance fee revenue	216	199	17	9%		357	493	(136)	(28	) %
Other revenue	1,186	2,059	(873)	(42	) %	2,463	4,472	(2,009)	(45	) %
Total revenues	$100,410	$81,762	$18,648	23%		$177,661	$152,404	$25,257	17%

	Three months ended June 30,		Increase (decrease)			Six months ended June 30,		Increase (decrease)
Health and Employee Benefit Solutions	2022	2021	Amount	Percent		2022	2021	Amount	Percent
Revenues
Payment processing revenue	$21,338	$18,694	$2,644	14%		$43,835	$39,259	$4,576	12%
Account servicing revenue	83,378	79,482	3,896	5%		170,118	147,427	22,691	15%
Finance fee revenue	27	42	(15)	(36	) %	63	61	2	3%
Other revenue	13,861	5,115	8,746	171%		25,733	12,864	12,869	100%
Total revenues	$118,604	$103,333	$15,271	15%		$239,749	$199,611	$40,138	20%

Exhibit 5 Segment Adjusted Operating Income and Adjusted Operating Income Margin Information (in thousands) (unaudited)

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended June 30,		Three Months Ended June 30,
	2022	2021	2022	2021
Fleet Solutions	$192,969	$137,865	50.9%	50.2%
Travel and Corporate Solutions	$51,016	$17,157	50.8%	21.0%
Health and Employee Benefit Solutions	$28,307	$29,080	23.9%	28.1%
Total segment adjusted operating income	$272,292	$184,102	45.5%	40.1%

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Six Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Fleet Solutions	$353,070	$256,123	50.6%	49.4%
Travel and Corporate Solutions	$79,346	$24,172	44.7%	15.9%
Health and Employee Benefit Solutions	$63,807	$59,624	26.6%	29.9%
Total segment adjusted operating income	$496,223	$339,919	44.5%	39.1%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of total segment adjusted operating income to GAAP operating income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Adjusted operating income	$253,306	$166,928	$456,226	$306,536
Adjusted operating income margin (1)	42.3%	36.3%	40.9%	35.2%

(1) Adjusted operating income margin is derived by dividing adjusted operating income by total revenues of the entire Company as shown on the Condensed Consolidated Statement of Operations. See Exhibit 1 for a reconciliation of GAAP operating income to adjusted operating income.

Contacts

News media contact:
WEX
Rob Gould, 207-523-7429
robert.gould@wexinc.com
or
Investor contact:
WEX
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com